Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Genasys America de CV
(Organized under the laws of Mexico)

Genasys Communications Canada ULC
(Organized under the laws of British Columbia, Canada)

Genasys II Spain, S.A.U.
(Organized under the laws of Spain)

Genasys Inc. (branch)
(Organized under the laws of the United Arab Emirates)

Genasys Puerto Rico, LLC
(Organized under the laws of Puerto Rico)

Genasys Singapore PTE Ltd
(Organized under the laws of Singapore)

Zonehaven LLC
(Organized in the State of Delaware)

Evertel Technologies, LLC
(Organized in the State of Nevada)